AGREEMENT AND PLAN OF MERGER

by and among

CAPITAL GROWTH SYSTEMS, INC.,
as Parent,

CGSI MERGERCO, INC.,
as MergerCo,

and

CENTREPATH, INC.,
as the Company

November 22, 2006

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of November 22, 2006 by and among CentrePath, Inc., a Delaware corporation (the “Company”), CAPITAL GROWTH SYSTEMS, INC., a Florida corporation (“Parent”), and CGSI MERGERCO, Inc., a Delaware corporation (“MergerCo”).

WHEREAS, the parties wish to effect a business combination through a merger (the “Merger”) of MergerCo with and into the Company on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interest of its stockholders;

WHEREAS, the Boards of Directors of Parent and MergerCo have determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are in the best interest of their respective stockholders, and Parent has approved this Agreement as the sole stockholder of MergerCo; and

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I - THE MERGER

Section 1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 below), the Company and MergerCo shall consummate the Merger pursuant to which (a) MergerCo shall be merged with and into the Company and the separate corporate existence of MergerCo shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL.

Section 1.2. Effective Time. On the Closing Date (as defined in Section 1.4 below), MergerCo and the Company shall duly execute a certificate of merger (the “Certificate of Merger”) and file such Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective at such time as the Certificate of Merger, accompanied by payment of the filing fee (as provided in the DGCL), has been examined by and received the endorsed approval of the Secretary of State of the State of Delaware (the “Effective Time”).

Section 1.3. Certificate of incorporation and Bylaws. The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time to be identical to the certificate of incorporation of MergerCo (except for those provisions dealing with the incorporator and initial directors, which shall be omitted and the name of the Surviving Corporation which shall be as set forth in the last sentence of this Section 1.3) until thereafter amended as provided by law and the terms of such certificate of incorporation. The by-laws of MergerCo, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, by the terms of the certificate of incorporation of the Surviving Corporation and by the terms of such by-laws. Notwithstanding the foregoing, the name of the Surviving Corporation shall be “CentrePath, Inc.” and the certificate of incorporation and by-laws of the Surviving Corporation shall so provide.

Section 1.4. Time and Place of Closing. The closing (the “Closing”) of the Merger shall be held at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts, on the earlier of (a) November 30, 2006 and (b) such other time as Parent and the Company may mutually determine. The date on which the Closing actually occurs is sometimes referred to herein as the “Closing Date.”

Section 1.5. Directors and Officers. The directors of MergerCo immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of MergerCo immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 1.6. Earnest Money Deposit.

(a) Parent has deposited $1,000,000 with the Company concurrently with the execution and delivery of this Agreement (the “Earnest Money Deposit”).

(b) If the transactions contemplated hereby are consummated, the Earnest Money Deposit shall be applied in payment of the Merger Consideration, and the Company shall transfer the Earnest Money Deposit to the Exchange Agent (as defined below) at the Effective Time.

(c) The Company shall return the Earnest Money Deposit to Parent if Parent terminates this Agreement pursuant to Section 9.1(c) below.

(d) The Company shall have the right to retain the Earnest Money Deposit if the transactions contemplated by this Agreement are not consummated for any reason other than those described in Section 1.6(c) above.

Article II - EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
THE CONSTITUENT CORPORATIONS

Section 2.1. Effect on the Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company (the “Company Stock”) or any shares of the capital stock of MergerCo:

(a) Each share of common stock, par value $0.01 per share, of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation following the Merger.

(b) Each share of Company Stock that is owned by the Company immediately prior to the Closing Date shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b) and the Dissenting Shares as defined in Section 3.2 below) shall be converted into the right to receive that portion of the Merger Consideration (as defined below) applicable to such share, calculated as of the Effective Time in accordance with the amounts set forth on Exhibit A hereto, with the amounts set forth in the column entitled “Closing Amount” to be payable as of the Effective Time and the amounts set forth in the column entitled “Escrow Amount” to be payable in accordance with the terms hereof and of the Escrow Agreement, net to the holder thereof in cash, payable to the holder thereof, without any interest thereon, upon surrender and exchange of the Certificate (as defined below) representing such share of Company Stock or the delivery of an affidavit as described in Section 3.1(h).

(i) The “Merger Consideration” shall be an amount equal to Six Million Seven Hundred Fifty Thousand Dollars ($6,750,000) plus or minus, as and if applicable, the Net Asset Position Adjustment Amount (as defined and determined in accordance with Section 2.3). As described above, the Earnest Money Deposit is deemed to be a portion of, and shall be applied in payment of, the Merger Consideration.

(ii) At the Closing, the Company shall update Exhibit A to reflect the amounts of Merger Consideration applicable to each Person who is a stockholder of the Company at the Closing, and shall deliver such updated Exhibit A to Parent with wire transfer instructions, if applicable, for each such stockholder.

(d) All shares of Company Stock, when converted as provided in Section 2.1(c), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate (“Certificate”) previously evidencing such shares shall thereafter represent only the right to receive that portion of the Merger

Consideration applicable to the shares underlying such Certificate, as set forth on Exhibit A hereto. The holders of Certificates previously evidencing shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Company Stock except as otherwise provided herein or by law and, upon the surrender of Certificates in accordance with the provisions of Section 3.1, shall only represent the right to receive the applicable Merger Consideration in exchange for their shares of Company Stock.

Section 2.2. Company Stock Options. Any option to purchase shares of Company Stock that is outstanding immediately prior to the Effective Time shall terminate as of the Effective Time.

Section 2.3. Adjustment to Merger Consideration.

(a) Prior to the Closing Date, the Company shall in good faith prepare, with the assistance of Parent, an estimated balance sheet of the Company as of the Closing Date (the “Estimated Closing Date Balance Sheet”), which shall include a determination of the Net Asset Position (as defined below) as of the Closing Date. The Estimated Closing Date Balance Sheet shall be prepared in accordance with GAAP consistently applied, and otherwise consistent with the methodology used to prepare the Company’s Base Balance Sheet (as defined in Section 4.5). Not later than two (2) business days prior to the Closing Date, the Company shall deliver to Parent the Estimated Closing Date Balance Sheet, together with worksheets and data that support the Estimated Closing Date Balance Sheet and any other information that Parent may reasonably request in order to verify the amounts reflected on the Estimated Closing Date Balance Sheet.

(b) As soon as practical after the Closing Date, Parent shall review the Estimated Closing Date Balance Sheet in accordance with GAAP consistently applied and otherwise consistent with the methodology used to prepare the Base Balance Sheet and make any adjustments necessary thereto, including, if necessary, to the determination of the Net Asset Position as of the Closing Date, consistent with the provisions of this Section 2.3 (the “Post-Closing Balance Sheet”). Parent shall, within twenty (20) days of the Closing Date, deliver the Post-Closing Balance Sheet to Thomas A. Giacchetto (the “Stockholders’ Representative”), together with worksheets which detail any adjustments and the basis thereof. The Post-Closing Balance Sheet, and the Net Asset Position at the Closing reflected thereon, shall be binding upon the parties upon approval of such Post-Closing Balance Sheet by the Stockholders’ Representative. If the Stockholders’ Representative does not agree with the Post-Closing Balance Sheet and the calculation of the Net Asset Position at the Closing stated thereon, and Parent and the Stockholders’ Representative cannot mutually agree on the same, then within the later of (i) thirty (30) days after the Closing Date and (ii) ten (10) days following receipt by the Stockholders’ Representative of the Post-Closing Balance Sheet, Parent and the Stockholders’ Representative shall select a nationally recognized independent accounting firm mutually satisfactory to Parent and the Stockholders’ Representative to resolve such dispute (the “Neutral Auditor”). The Neutral Auditor shall review the Post-Closing Balance Sheet and, within ten (10) days of its appointment, shall make any adjustments necessary thereto, and, upon completion of such review, such Post-Closing Balance Sheet and the Net Asset Position at the Closing (the “Closing Net Asset Position”) as determined by the Neutral Auditor shall be binding upon the parties. If such a review is conducted, then the party (i.e., Parent, on the one hand, or the stockholders of the Company, on the other hand) whose last proposed offer for the settlement of the items in dispute, taken as a whole, was farther away from the final determination by the Neutral Auditor pursuant to the preceding sentence, shall pay all fees and expenses associated with such review (with any such stockholder obligation, if applicable, payable out of the NAP Escrow Amount (as defined in Section 3.1(a))).

(c) Within three (3) business days following determination of the Closing Net Asset Position in accordance with Section 2.3(b), (i) in the event the Closing Net Asset Position is less than zero dollars ($0), (A) up to the first $75,000 (less any amounts payable out of the NAP Escrow Amount pursuant to the last sentence of Section 2.3(b)) of the positive difference between such amounts shall be paid to Parent out of the NAP Escrow Account and (B) any portion of the positive difference between such amounts in excess of $75,000 (less any amounts payable out of the NAP Escrow Amount pursuant to the last sentence of Section 2.3(b)) shall be paid by each stockholder of the Company to Parent, based on its pro rata share (as set forth opposite such stockholder’s name in column 6 of Exhibit A attached hereto) of such portion, provided that in no event shall the stockholders of the Company be liable to or obligated to pay Parent for any amount under this Section 2.3(c), together with any amount payable to the holders of Dissenting Shares under Section 3.2(c) below, in excess of the aggregate Merger Consideration, and (ii) in the event the Closing Net Asset Position is greater than zero dollars ($0), Parent shall pay to the Exchange Agent (as defined below) the difference between such amounts, and the Exchange Agent shall distribute such amount proportionally to the stockholders of the Company based on each such stockholder’ pro rata share (as set forth opposite such stockholder’s name in column 6 of Exhibit A attached hereto). All payments under this Section 2.3(c) shall be made by wire transfer of immediately available funds or check. The difference between the Closing Net Asset Position and zero dollars ($0) is referred to herein as the “Net Asset Position Adjustment Amount.” Subject to any Reserved Receivables (as defined in Section 2.3(d) below), that may be in the NAP Escrow Amount, on the date of payment of the Net Asset Position Adjustment Amount, if any, to the extent there remains any portion of the NAP Escrow Amount, the Escrow Agent shall distribute such remaining portion to the stockholders of the Company based on each such stockholder’ pro rata share (as set forth opposite such stockholder’s name in column 6 of Exhibit A attached hereto).

(d) As used in this Section 2.3 “Net Asset Position” means Current Assets minus Liabilities; “Current Assets” means and includes all accounts receivable, cash, cash equivalents, prepaid expenses and all other current assets of the Company, in each case as determined in accordance with GAAP, consistently applied, but does not include any accrued interest payable to the Company pursuant to certain promissory notes made by officers of the Company as of February 14, 2004 in connection with the purchase by such officers of restricted shares of the capital stock of the Company or any accounts relating to non-cash amortization of up-front setup costs relating to the Company’s remote management customers; and “Liabilities” means and includes all accounts payable, accrued expenses, accrued but unpaid taxes, deferred revenue (only cost to fulfill deferred revenues for professional services contracts in process), indebtedness pursuant to that certain Loan and Security Agreement No. 4131, dated July 28, 2004, as amended, by and between Lighthouse Capital Partners V, L.P.

(“Lighthouse”) and the Company (the “Credit Facility”), expected lease obligations relating to the second floor of the Company’s Waltham office space pursuant to the terms of that certain lease described on Schedule 4.11(a), net of $234,000, and all other current liabilities of the Company, in each case as determined in accordance with GAAP, consistently applied, but does not include any accounts relating to non-cash amortization for that portion of the Company’s business referred to as the “GLCC Business” and up-front setup fees relating to the Company’s remote management customers, or any liability relating to the Oracle matter disclosed on Schedule 4.8 or the Master Lease Agreement with Sun MicroSystems disclosed on Schedule 4.11. Further, in determining Current Assets, accounts receivable that have been disputed by the customer and/or are over 90 days past due shall be included in the calculation (the “Reserved Receivables”); provided, however, a reserve for the amount of such Reserved Receivables shall be established from the NAP Escrow Amount, and the escrow agent shall pay to the stockholders of the Company based on each such stockholder’ pro rata share (as set forth opposite such stockholder’s name in column 6 of Exhibit A attached hereto) an amount equal to the Reserved Receivable subsequently collected. If the Reserved Receivables are not collected within a year of the Effective Date, the escrow agent shall pay such reserve to the Surviving Company. For purposes of clarity, both the Estimated Closing Date Balance Sheet and the Post-Closing Balance Sheet shall assume completion of the transactions contemplated hereby. Additionally, for illustration purposes only, an example of the calculation of Net Asset Position is attached hereto as Exhibit B.

Article III - PAYMENT FOR SHARES; DISSENTING SHARES

Section 3.1. Payment for Shares of Company Stock.

(a) At the Effective Time, (i) Parent shall deposit, or shall cause to be deposited, with a bank or trust company, or one or more other Persons as shall be mutually acceptable to Parent and the Company (such Person or Persons, the “Exchange Agent”), for the benefit of the holders of shares of Company Stock for exchange through the Exchange Agent, the aggregate Merger Consideration as provided pursuant to Section 2.1(c) less (A) the Earnest Money Deposit and (B) less the Escrow Amount (as defined below), and (ii) the Company shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Stock for exchange through the Exchange Agent, the Earnest Money Deposit (the amounts described in clauses (i) and (ii), in the aggregate, the “Exchange Fund”). At the Effective Time, Parent shall cause to be delivered to a mutually acceptable nationally recognized escrow agent (the “Escrow Agent”) an aggregate amount of cash equal to $399,000 (the “Escrow Amount”), such deposit to constitute an escrow fund (the “Escrow Fund”). The Escrow Fund shall be governed by the terms of an escrow agreement to be entered into by and among Parent, the Stockholders’ Representative and the Escrow Agent (the “Escrow Agreement”). The Escrow Fund shall be held in escrow and shall be available to satisfy certain obligations of the Company and the stockholders of the Company as set forth in Sections 2.3, 3.2 and 6.9 of this Agreement. Each of the parties to this Agreement hereby acknowledges and agrees that (i) $30,000 of the Escrow Fund will be available solely for the payment to Parent of any Total Dissenting Share Amount due to the holders of Dissenting Shares, if any, under Section 3.2 (the “Dissenter Escrow Amount”), (ii) $75,000 of the Escrow Fund will be available solely for the payment to Parent of any amounts due to Parent, if any, under Section 2.3 (the “NAP Escrow Amount”), (iii) $60,000 of the Escrow Fund will be available solely for the payment to Parent of any Oracle Losses (as defined in Section 6.9) due to Parent, if any (the “Oracle Escrow Amount”), and (iv) $234,000 of the Escrow Fund will be available solely for the payment to Parent of any Sublease Losses (as defined in Section 6.9) due to Parent, if any (the “Sublease Escrow Amount”). No interest shall be paid or shall accrue on any amount pursuant to this Article III except as earned from the Escrow Fund itself.At or prior to the Effective Time, Parent shall cause the Exchange Agent to deliver or mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented (or will represent) outstanding shares of Company Stock (i) a form of letter of transmittal reasonably acceptable to the Company which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (ii) instructions for use in surrendering the Certificates in exchange for the applicable Merger Consideration.

(b) Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, at the Effective Time the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration as calculated in accordance with Section 2.1(c) that such holder has the right to receive in respect of the shares of Company Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled at the Effective Time. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates.

(c) Until surrendered in accordance with this Section 3.1, each such Certificate (other than Certificates representing shares of Company Stock to be canceled in accordance with Section 2.1(b) and Dissenting Shares (as defined in Section 3.2)) shall represent solely the right to receive the Merger Consideration relating thereto. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing shares of Company Stock surrendered therefor is registered, it shall be a condition to such right to receive such Merger Consideration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such shares of Company Stock shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

(d) Promptly following the date that is ninety (90) days after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, 7

Certificates and other documents in its possession relating to the Merger, and the Exchange Agent’s duties shall terminate. Thereafter, each holder of a Certificate formerly representing shares of Company Stock may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the Merger Consideration relating thereto.

(e) At the Effective Time, the stock transfer books of the Company shall be closed and, thereafter, there shall be no further registration of transfers of shares of Company Stock on the stock transfer books of the Surviving Corporation of any shares of Company Stock that were outstanding immediately prior to the Effective Time. On or after the Effective Time, any Certificates formerly representing shares of Company Stock presented to the Surviving Corporation or the Exchange Agent shall be surrendered and canceled in return for the payment of the Merger Consideration relating thereto, as provided in this Article III.

(f) None of Parent, the Surviving Corporation or the Exchange Agent or any of their respective subsidiaries or Affiliates shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue the applicable Merger Consideration in exchange for such lost, stolen or destroyed Certificate.

(h) Parent and the Company shall cooperate to determine the amount of Taxes (as defined in Section 4.9(b)(i)) required to be withheld with respect to any payments to be made pursuant to this Agreement that will be treated as compensation income to the recipient thereof for any relevant tax purposes, determined as if the Company was the payor of such amounts. Parent shall withhold such amounts from the portion of the Merger Consideration otherwise due to the recipient with respect to which such withholding is required, and shall instead pay such amount to the Company for payment to the applicable Tax authority. In addition, the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration or other amounts payable pursuant to this Agreement to any holder of shares of Company Stock such amounts as the Exchange Agent, Parent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of United States federal, state or local tax laws. To the extent that amounts are so withheld by the Exchange Agent, Parent or the Surviving Corporation, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which such deduction and withholding was made by the Exchange Agent, Parent or the Surviving Corporation.

Section 3.2.  Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock (collectively, the “Dissenting Shares”) that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who have not adopted and approved, or consented in favor of the adoption and approval, of this Agreement and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (the “Appraisal Rights Provisions”) will not be converted as described in Section 2.1, but will thereafter constitute only the right to receive payment of the fair value of such shares of Company Stock in accordance with the Appraisal Rights Provisions; provided, however, that all shares of Company Stock held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been canceled and retired and to have been converted, as of the Effective Time, into the right to receive the applicable Merger Consideration, without interest, in the manner provided in Section 2.1. Persons who have perfected statutory rights with respect to Dissenting Shares as aforesaid will not be paid by the Surviving Corporation as provided in this Agreement and will have only such rights as are provided by the Appraisal Rights Provisions with respect to such Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, if Parent, MergerCo or the Company abandon or are finally enjoined or prevented from carrying out, or the stockholders rescind their adoption and approval of, this Agreement, the right of each holder of Dissenting Shares to receive the fair value of such Dissenting Shares in accordance with the Appraisal Rights Provisions will terminate, effective as of the time of such abandonment, injunction, prevention or rescission. Prior to the Effective Time, (i) the Company shall give Parent and MergerCo prompt notice of any demands received by the Company for the exercise of appraisal rights with respect to shares of Company Stock and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands, and (ii) the Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld), make any payment with respect to, or settle or offer to settle, any such demands. On and after the Effective Time, (i) Parent or the Surviving Company shall give the Stockholders’ Representative prompt notice of any demands received by Parent or the Surviving Company for the exercise of appraisal rights with respect to shares of Company Stock and the Stockholders’ Representative shall have the right to participate in all negotiations and proceedings with respect to such demands, and (ii) neither Parent nor the Surviving Company shall, except with the prior written consent of the Stockholders’ Representative (which consent shall not be unreasonably withheld), make any payment with respect to, or settle or offer to settle, any such demands.

(b) The costs incurred by the Surviving Company in connection with the exercise by holders of Dissenting Shares in accordance with the Appraisal Rights Provisions, if any (the “Appraisal Costs”), will be payable as follows: (i) up to the first $30,000 shall be paid by the Escrow Agent to the Surviving Company out of the Dissenter Escrow Amount and (ii) any remainder shall be paid by the Surviving Company. On the date that is the later of (x) twenty (20) days following notice to the stockholder of the Company of the Appraisal Rights Provisions and (y) the date on which payment for Appraisal Costs, if any, has been satisfied, the Escrow Agent shall distribute any remaining Dissenter Escrow Amount to the stockholders of the Company based on each such stockholder’ pro rata share (as set forth opposite such stockholder’s name in column 6 of Exhibit A attached hereto).

(c) Each dissenting stockholder who becomes entitled under the DGCL to payment for Dissenting Shares shall receive payment therefor after the Effective Time (but only after the amount to be paid for such Dissenting Shares shall have been agreed upon or finally determined pursuant to the DGCL): (i) first, from the stockholders of the Company based on each such stockholder’ pro rata share (as set forth opposite such stockholder’s name in column 6 of Exhibit A attached hereto) of the aggregate amount to be paid for such Dissenting Shares pursuant to the DGCL, provided that in no event shall the stockholders of the Company be liable to or obligated to pay any amount to the holders of Dissenting Shares under this Section 3.2(c), together with any amounts payable to Parent under Section 2.3(c), in excess of the aggregate Merger Consideration, and (ii) thereafter, from the Surviving Company; and such shares of Company Stock shall thereupon be canceled.

Article IV - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes to Parent and MergerCo the representations and warranties contained in this Article IV.

Section 4.1. Existence; Good Standing; Authority.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as currently conducted. The Company is duly licensed or qualified to do business as a foreign corporation under the laws of each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect. The copies of the Company’s Sixth Amended and Restated Certificate of Incorporation as in effect on the date hereof (the “Charter”) and by-laws, each as amended to date and made available to Parent’s counsel, are complete and correct, and no amendments thereto are pending.

(b) The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

Section 4.2. Capitalization. As of the date of this Agreement, the authorized, issued and outstanding capital stock of the Company is set forth on Schedule 4.2. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable. As of the date of this Agreement, except as set forth on Schedule 4.2, there are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is the Company committed to issue any such option, warrant, right or security. Except as set forth on Schedule 4.2, there are no agreements or understandings to which the Company is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares. Except as set forth on Schedule 4.2, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock, other equity interests or any other securities of the Company. Except as set forth on Schedule 4.2, the Company is not under any obligation by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).

Section 4.3. Subsidiaries. The Company has no subsidiaries, and does not own any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities).

Section 4.4. No Conflict. Neither the execution and delivery by the Company of this Agreement and the other agreements, documents and instruments contemplated hereby to which the Company is a party, nor the consummation by the Company of the transactions in accordance with the terms hereof and thereof, conflicts with or results in a breach of any provisions of the Charter or by-laws of the Company. Except as set forth on Schedule 4.4, and assuming the consents, approvals and authorizations contemplated by Section 4.7 are obtained, the execution and delivery by the Company of this Agreement and the other agreements, documents and instruments contemplated hereby to which the Company is a party and the consummation by the Company of the transactions in accordance with the terms hereof and thereof will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, lease, contract or other agreement to which the Company is a party or by which the or any of its properties is bound, except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect or would become applicable as a result of the business or activities in which Parent proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Parent.

Section 4.5.  Financial Statements.

(a) The Company has delivered to Parent the following financial statements, copies of which are attached hereto as Schedule 4.5 (collectively, the “Financial Statements”):

(i) Audited balance sheet of the as of December 31, 2005, and statements of income and retained earnings and statements of cash flows the year then ended;

(ii) Unaudited adjusted balance sheet of the as of September 30, 2006 (the “Base Balance Sheet”); and

(iii)Unaudited adjusted statements of income of the Company as of September 30, 2006.

Subject to the absence of footnotes and year-end audit adjustments with respect to any unaudited Financial Statements, the Financial Statements have been prepared using the Company’s past practices and procedures in accordance with GAAP consistently applied, and present fairly in all material respects the consolidated financial condition of the Company.

(b) As of the date hereof, all liabilities of the Company of a type that would be required to be shown on the Financial Statements in accordance with GAAP have been (i) stated or adequately reserved against on the Base Balance Sheet or the notes thereto, (ii) reflected on Schedule 4.5 or the other Schedules furnished to Parent hereunder, or (iii) incurred after the date of the Base Balance Sheet in the ordinary course of business consistent with past practices, except for liabilities which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.6. Absence of Certain Changes. Except as set forth on Schedule 4.6, from the date of the Base Balance Sheet to the date of this Agreement, the Company has operated only in the ordinary course of business consistent with past practices and there has not been any:

(a) change in the Company’s authorized or issued capital stock; grant of any option, right to purchase or similar right regarding the capital stock of the Company; purchase, redemption, retirement, or other acquisition by the Company of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of the capital stock of the Company;

(b)  amendment to the Charter or by-laws of the Company;

(c)  payment of any bonuses, or material increase in salaries or othercompensation, by the Company to any of their respective directors, officers, or employees, except for bonus awards and increases in salaries made in the ordinary course of business consistent with past practices;

(d) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, which has had a Material Adverse Effect;

(e) incurrence of indebtedness or guarantee of debt or other liability of any third party by the Company other than in the ordinary course of business;

(f) material change in the accounting methods or principles used by the Company, other than (A) write-downs or write-offs in the value of assets as required by GAAP, or (B) such adjustments as may be required by GAAP as a result of the transactions contemplated by this Agreement; or

(g) entering into any written agreement to do any of the actions described in clauses (a) through (f).

Section 4.7. Consents and Approvals.

(a) To the Company’s knowledge, except as set forth on Schedule 4.7(a), the execution, delivery and performance of this Agreement by the Company will not, as of the Closing Date, require any consent, approval, authorization or other action by, or filing with or notification to, any federal, state, local, or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, have (A) a Material Adverse Effect or (B) a material adverse effect on the ability of the Company to perform its obligations under this Agreement, and (ii) as may be necessary as a result of any facts or circumstances relating solely to Parent (including, without limitation, its sources of financing).

(b) To the Company’s knowledge, except as set forth on Schedule 4.7(b), the execution, delivery and performance of this Agreement by the Company will not, as of the Closing Date, require any third-party consents, approvals, authorizations or actions, except where failure to obtain such consents, approvals, authorizations or actions would not, individually or in the aggregate, have (i) a Material Adverse Effect or (ii) a material adverse effect on the ability of the Company to perform its obligations under this Agreement.

Section 4.8. Litigation. Except as set forth on Schedule 4.8, as of the date of this Agreement there is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the Company’s knowledge, threatened in writing against the Company, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, individually or in the aggregate, with all such other litigation, actions, suits, proceedings, claims, arbitrations or investigations, would have a Material Adverse Effect.

Section 4.9. Taxes.

(a) Except as set forth on Schedule 4.9 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) The Company has timely filed or been included in, or will timely file or be included in, all material Tax Returns required to be filed by it or in which it is to be included with respect to Taxes for any period ending on or before the date of this Agreement, taking into account any extension of time to file granted to or obtained on behalf of the Company;

(ii) The Company has paid or caused to be paid all Taxes shown on such Tax Returns prior to the date of this Agreement and has made provision, in accordance with GAAP, for all Taxes owed or accrued through the date of this Agreement;

(iii)Neither the Internal Revenue Service (the “IRS”) nor any other Governmental Authority is asserting as of the date of this Agreement by written notice to the Company or, to the Company’s knowledge, threatening as of the date of this Agreement to assert against the Company, any deficiency or claim for any material amount of additional Taxes; and

(iv)To the Company’s knowledge, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are pending as of the date of this Agreement with regard to any Taxes or Tax Returns of the Company and the Company has not received a written notice prior to the date of this Agreement of any actual or threatened audits or proceedings or is otherwise aware of any such audits or proceedings.

(b)  For the purposes of this Agreement:

(i) “Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, imposed by the IRS or any taxing authority, and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments; and

(ii) “Tax Returns” shall mean any report, return, document or other filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

(c) The representatives and warranties set forth in this Section 4.9 shall constitute the only representations and warranties by the Company with respect to Taxes.

Section 4.10. Employee Benefit Plans. With respect to all the employee benefit plans, programs and arrangements currently maintained for the benefit of any current or former employee, officer or director of the Company (the “Benefit Plans”), except for such matters as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (a) each Benefit Plan and any related trust intended to be qualified under Sections 401(a) and 501(a) of the Code, has received a favorable determination letter from the IRS that it is so qualified, (b) each Benefit Plan has been operated in accordance with the terms and requirements of applicable law, (c) no Benefit Plan is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or is a multiemployer plan within the meaning of Section 3(37) of ERISA. The representations and warranties set forth in this Section 4.10 shall constitute the only representations and warranties by the Company with respect to Benefit Plans.

Section 4.11. Real and Personal Property.

(a) Schedule 4.11(a) sets forth a list and description of all real property owned by the Company (the “Owned Real Property”) and all real properties leased by the Company (the “Leased Real Property”). All leases relating to Leased Real Property are identified on Schedule 4.11(a) (the “Leases”) and true and complete copies thereof have been delivered to Parent. Except as set forth on Schedule 4.11(a) or as would not, individually or in the aggregate, have a Material Adverse Effect, the Company has good and marketable title to all of the Owned Real Property. With respect to each Lease listed on Schedule 4.11(a), except as would not, individually or in the aggregate, have a Material Adverse Effect:

(i) the Company has good, valid and enforceable leasehold interests to the leasehold estate in the Leased Real Property granted to the Company pursuant to each pertinent Lease, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity;

(ii) each of said Leases has been duly authorized and executed by the Company and is in full force and effect; and

(iii)to the Company’s knowledge, the Company is not in default under any of said Leases, nor, to the Company’s knowledge, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default by the Company.

(b) To the Company’s knowledge, except as set forth on Schedule 4.11(b) or as specifically disclosed in the Base Balance Sheet, and except with respect to leased personal property, the Company has good title to all of its tangible personal property and assets shown on the Base Balance Sheet or acquired after the date of the Base Balance Sheet, free and clear of any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance or other charge (collectively, “Encumbrances”), except for (i) assets which have been disposed of to nonaffiliated third parties since December 31, 2005 in the ordinary course of business, (ii) Encumbrances reflected in the Base Balance Sheet, (iii) Encumbrances of record or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby or which would not otherwise, individually or in the aggregate, have a Material Adverse Effect, and (iv) Encumbrances for current Taxes not yet due and payable.

(c) The representations and warranties set forth in this Section 4.11 shall constitute the only representations and warranties by the Company with respect to Real Property.

Section 4.12. Labor and Employment Matters.

(a) To the Company’s knowledge, and as otherwise would not, individually or in the aggregate, have a Material Adverse Effect, the Company is, as of the date hereof, in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including but not limited to ERISA, the Code, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws, and there are no arrearages in the payment of wages, social security tax or any other employment related levy or tax

(b) The Company is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Except as otherwise would not, individually or in the aggregate, have a Material Adverse Effect, as of the date of this Agreement, the Company is not subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the Company’s knowledge, threatened, any material labor strike, dispute, walkout, work stoppage, slowdown or lockout involving the Company.

(c) The representations and warranties set forth in this Section 4.12 shall constitute the only representations and warranties of the Company with respect to employment and labor matters.

Section 4.13. Contracts and Commitments. Except as set forth in Schedule 4.13, the Company is not a party to:

(a) any partnership agreements or joint venture agreements which requires a payment, or delivery of assets or services, in excess of $50,000 per year;

(b) any employment, severance or consulting agreements with any director, officer or employee requiring an annual payment of cash compensation in excess of $10,000;

(c) any agreements with another Person materially limiting or restricting the ability of the Company to enter into or engage in any market or line of business; and

(d) any other material agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000 other than agreements entered into in the ordinary course of business.

Section 4.14. Intellectual Property. To the Company’s knowledge, except as set forth on Schedule 4.14, the Company is the owner of, or has the right to use, all items of intangible property, including, without limitation, patents, registered trademarks and service marks, trade names, unregistered trademarks and service marks, copyrights and other intellectual property rights (collectively, the “Intellectual Property Rights”), as are necessary in connection with the business of the Company as currently conducted taken as a whole, except where the failure to own or have the right to use such Intellectual Property Rights would not, individually or in the aggregate, have a Material Adverse Effect. The representations and warranties set forth in this Section 4.14 shall constitute the only representations and warranties by the Company with respect to Intellectual Property Rights.

Section 4.15. Environmental Matters.

(a) To the Company’s knowledge, the Company is in material compliance with Environmental Laws, except for such noncompliance as would not, individually or in the aggregate, have a Material Adverse Effect. To the Company’s knowledge, the Company has not received any written notice, report or other information regarding any actual or alleged material violation of Environmental Laws, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or its facilities arising under Environmental Laws, the subject of which would have a Material Adverse Effect.

(b) “Environmental Laws” means all applicable federal, state and local statutes or laws, judgments, orders, regulations, licenses, permits, rules and ordinances relating to pollution or protection of health, safety or the environment, including, but not limited to the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resources Conservation and Recovery Act (42 U.S.C. §6901 et. seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et. seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et. seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), and other similar state and local statutes.

(c) The representations and warranties set forth in this Section 4.15 shall constitute the only representations and warranties by the Company with respect to environmental matters.

Section 4.16. Insurance. Schedule 4.16 sets forth a true and correct summary of the insurance policies held by, or for the benefit of, the Company including the underwriter of such policies and the amount of coverage thereunder.

Section 4.17. Brokers. The Company has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

Section 4.18. Compliance with Laws. The Company is not in default or violation of any law, statute, ordinance, regulation, rule, order, judgment or decree applicable to the Company or by which any property or asset of the Company is bound, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect. Notwithstanding the foregoing, the representations and warranties in this Section 4.18 do not apply to matters covered by Sections 4.9 (“Taxes”), 4.10 (“Employee Benefit Plans”), 4.12 (“Employment and Labor Matters”), 4.14 (“Intellectual Property”), and 4.15 (“Environmental Matters”), which matters are covered exclusively in such Sections.

Section 4.19. Disclaimer of Other Representations and Warranties; Knowledge; Disclosure.

(a) NEITHER THE COMPANY NOR ANY OF ITS REPRESENTATIVES HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OF THE COMPANY OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV HEREOF.

(b) Without limiting the generality of the foregoing, none of the Company or such representatives of the Company has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Company made available to Parent or MergerCo, including due diligence materials, or in any presentation of the business of the Company in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or MergerCo in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations made available by the Company and its representatives are not and shall not be deemed to be or to include representations or warranties of the Company, and are not and shall not be deemed to be relied upon by

Parent or MergerCo in executing, delivering and performing this Agreement and the transactions contemplated hereby.

(c) Whenever a representation or warranty made by the Company herein refers to the knowledge of the Company, such knowledge shall be deemed to consist only of the actual knowledge on the date hereof and on the Closing Date, as applicable, of the senior management of the Company.

(d) Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed in one Schedule shall be deemed to be disclosed in all Schedules.

Article V - REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO

Parent and MergerCo hereby jointly and severally make to the Company the representations and warranties in this Article V.

Section 5.1. Existence; Good Standing; Authority.

(a) Parent is a corporation validly existing and in good standing under the laws of the State of Florida. MergerCo is a corporation validly existing and in good standing under the laws of the State of Delaware. Each of Parent and MergerCo is duly licensed or qualified to do business as a foreign corporation under the laws of any other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or MergerCo to perform its obligations under this Agreement. Each of Parent and MergerCo has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as currently conducted.

(b)  Each of Parent and MergerCo has the corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Parent or MergerCo, as applicable, pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the performance by each of Parent and MergerCo of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Parent and MergerCo, as applicable. This Agreement has been duly executed and delivered by each of Parent and MergerCo and, assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a legal, valid and binding obligation of each of Parent and MergerCo, enforceable against Parent and MergerCo, as applicable, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

Section 5.2. No Conflict. Neither the execution and delivery by Parent and MergerCo of this Agreement and the other agreements, documents and instruments contemplated hereby, nor the consummation by Parent and MergerCo of the transactions in accordance with the terms hereof and thereof, conflicts with or results in a breach of any provisions of Parent’s or MergerCo’s respective certificates of incorporation or by-laws or other organizational documents. Except as set forth on Schedule 5.2, the execution and delivery by Parent and MergerCo of this Agreement and the other agreements, documents and instruments contemplated hereby, and the consummation by Parent and MergerCo of the transactions in accordance with the terms hereof and thereof, will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, lease, contract or other agreement to which either Parent or MergerCo is a party, or by which Parent, MergerCo or any of their respective properties is bound, except, in each case, as would not have a material adverse effect on the ability of either Parent or MergerCo to perform its obligations under this Agreement.

Section 5.3. Consents and Approvals.

(a) Except as set forth on Schedule 5.3(a), the execution, delivery and performance of this Agreement by Parent and MergerCo will not, as of the Closing Date, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (i) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not have a material adverse effect on the ability of either Parent or MergerCo to perform its obligations under this Agreement, and (ii) as may be necessary as a result of any facts or circumstances relating solely to the Company.

(b) To Parent’s knowledge, except as set forth on Schedule 5.3(b), the execution, delivery and performance of this Agreement by Parent and MergerCo will not, as of the Closing Date, require any third-party consents, approvals, authorizations or actions, except where failure to obtain such consents, approvals, authorizations or actions would not have a material adverse effect on the ability of either Parent or MergerCo to perform its obligations under this Agreement.

Section 5.4. Litigation. As of the date of this Agreement, there is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to Parent’s knowledge, threatened in writing, against Parent or MergerCo, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined (a) would delay, hinder or prevent the consummation of the transactions contemplated by this Agreement by Parent or MergerCo, or (b) would not have in the aggregate a material adverse effect on the ability of Parent or MergerCo to perform its obligations under this Agreement.

Section 5.5. Financing. Parent and MergerCo have sufficient funds to pay the Merger Consideration on the terms and conditions contemplated by this Agreement. Parent and MergerCo have heretofore furnished the Company with sufficient evidence, including true and complete copies of balance sheets of Parent, MergerCo and/or a financing commitment from Parent’s third party financing sources as are attached hereto as Schedule 5.5, of their ability to pay the Merger Consideration on the terms and conditions contemplated by this Agreement. Each of Parent and MergerCo acknowledges and agrees that the performance of its obligations under this Agreement is not in any way contingent upon the availability of financing to Parent or MergerCo.

Section 5.6. Brokers. Neither Parent nor MergerCo has incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with this Agreement or the transactions contemplated hereby.

Section 5.7. Inspection; No Other Representations. Each of Parent and MergerCo is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Company as contemplated hereunder. Each of Parent and MergerCo has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Each of Parent and MergerCo has received all materials relating to the business of the Company which it has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Company hereunder or to otherwise evaluate the merits of the transactions contemplated hereby. Each of Parent and MergerCo acknowledges that the Company has given each of Parent and MergerCo complete and open access to the key employees, documents and facilities of the Company. The Company and its representatives have answered to each of Parent’s and MergerCo’s satisfaction all inquiries that Parent, MergerCo or any of their representatives have made concerning the business of the Company or otherwise relating to the transactions contemplated hereby. Each of Parent and MergerCo agrees to accept the Company in the condition it is in at the Closing based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the Company, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, each of Parent and MergerCo acknowledges that the Company makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to Parent and MergerCo of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company or (b) any other information or documents made available to Parent, MergerCo or their counsel, accountants or advisors with respect to the Company or any of its businesses, assets, liabilities or operations, except as expressly set forth in this Agreement.

Article VI - CERTAIN COVENANTS OF PARENT, MERGERCO AND THE COMPANY

Section 6.1. Conduct of Business Prior to Closing. The Company agrees that, between the date hereof and the Closing Date, it shall use reasonable efforts to operate in the ordinary course of business, consistent with past practices, except as described in Schedule 6.1 or as otherwise contemplated by this Agreement. In furtherance of the foregoing, the Company shall use reasonable efforts to refrain from:

(a) changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices;

(b) making any change to the Company’s Charter or by-laws, or changing the authorized or issued capital stock or equity interests of the Company;

(c) (i) declaring, setting aside or paying any dividend, making any other distribution in respect of its capital stock, shares or ownership interests, (ii) making any direct or indirect redemption, purchase or other acquisition of its stock or ownership interests or (iii) issuing, granting, awarding, selling, pledging, disposing of or encumbering or authorizing the issuance, grant, award, sale, pledge, disposition or encumbrance of any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class thereof;

(d) (i) prepaying any loans (if any) from its stockholders, officers or directors or any Person affiliated with any of the foregoing, (ii) making any change in its borrowing arrangements, (iii) modifying, amending or terminating any of its material contracts except in as specifically provided in this Agreement or in the ordinary course of business, or (iv) waiving, releasing or assigning any material rights or claims, other than in the ordinary course of business;

(e) materially changing accounting policies or procedures;

(f) increasing the rates of direct compensation or bonus compensation payable or to become payable to any officer, employee, agent or consultant of the Company, except in the ordinary course of business or in accordance with the existing terms of contracts entered into prior to the date of this Agreement;

(g) making any material acquisition or capital expenditure other than in the ordinary course of business; or

(h) entering into any executory agreement, commitment or undertaking to do any of the activities prohibited by the foregoing provisions.

Notwithstanding the foregoing, prior to the Closing the Company shall be permitted to pay down existing indebtednesses in the ordinary course of business.

Section 6.2.  Access to Information.

(a) Without undue disruption of its business, between the date of this Agreement and the Closing Date, the Company shall give Parent and its representatives reasonable access upon reasonable notice and during times mutually convenient to Parent and senior management of the Company to the facilities, properties, employees, books, and records of the Company as from time to time may be reasonably requested.

(b) Any such investigation by Parent shall not unreasonably interfere with any of the businesses or operations of the Company. Neither Parent nor MergerCo shall, prior to the Closing Date, have any contact whatsoever with respect to the Company or with respect to the transactions contemplated by this Agreement with any partner, lender, ground lessor, vendor, supplier, employee or consultant of the Company, except in consultation with the Company and then only with the express prior approval of the Company, which approval shall not be unreasonably withheld. All requests by Parent and MergerCo for access or information shall be submitted or directed exclusively to an individual or individuals to be designated by the Company. Neither Parent nor MergerCo shall be permitted to conduct any invasive tests on any Owned Real Property or Leased Real Property without the prior written consent of the Company. Each of Parent and MergerCo agrees to indemnify the Company from and against any and all Losses suffered by the Company as a result of any investigations or inspections made by Parent or MergerCo or any breach by Parent or MergerCo of this Section 6.2(b).

Section 6.3. Confidentiality. The parties shall adhere to the terms and conditions of that certain Confidentiality Agreement by and between the Company and Parent (the “Confidentiality Agreement”).

Section 6.4. Regulatory and Other Authorizations; Consents.

(a) The Company, Parent and MergerCo shall use their good faith commercially reasonable efforts to obtain the authorizations, consents, orders and approvals necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals and shall promptly respond to any requests for additional information from any Governmental Authority or filings in respect thereof.

(b) Each of Parent and MergerCo shall use its good faith commercially reasonable efforts to assist the Company in obtaining the consents of third parties listed in Schedule 4.6(b), including (i) providing to such third parties such financial statements and other financial information as such third parties may reasonably request, (ii) agreeing to commercially reasonable adjustments to the terms of the agreements with such third parties (provided that neither party hereto shall be required to agree to any increase in the amount payable with respect thereto) and (iii) executing agreements to effect the assumption of such agreements on or before the Closing Date.

Section 6.5. Further Action. Each of the parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

Section 6.6. Press Releases. The parties hereto will, and will cause each of their Affiliates and representatives to, maintain the confidentiality of this Agreement and will not, and will cause each of their Affiliates not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other parties hereto, issue or cause publication of any such press release or public announcement to the extent that such party reasonably determines, after consultation with outside legal counsel, such action to be required by law or by the rules of any applicable self-regulatory organization, in which event such party will use its commercially reasonable efforts to allow the other parties hereto reasonable time to comment on such press release or public announcement in advance of its issuance.

Section 6.7. No Solicitation. From the date of this Agreement until the earlier of the Closing or one year from the date of this Agreement, neither Parent nor MergerCo shall, and each shall ensure that its directors, officers, employees, partners, agents, Affiliates, advisors or representatives shall not, directly or indirectly, (i) solicit for employment or employ any officer, employee or consultant of the Company, (ii) encourage, induce or attempt to induce any officer, employee or consultant of the Company to terminate his or her employment or consulting relationship with the Company, (iii) interfere with the business or operations of the Company, or (iv) take or fail to take any actions which could reasonably be expected to adversely affect the Company’s business relationships with its customers and suppliers or goodwill.

Section 6.8. Notice of Certain Facts. From the date of this Agreement until the Closing, Parent and MergerCo shall promptly notify and inform the Company of any material variance or incorrect statement in the representations and warranties contained in Article IV of this Agreement discovered by Parent, MergerCo or their respective representatives or agents.

Section 6.9. Certain Payments from the Escrow Fund. Subject to the other terms and conditions of this Agreement and the Escrow Agreement, the Escrow Agent will deliver to Parent (or any successor or assign) (a) on or prior to the first anniversary of the Effective Time, that portion of the Oracle Escrow Amount equal to any losses (not to include any consequential, exemplary or punitive damages or any multiple of damages) actually suffered by Parent, MergerCo or their respective successors and assigns on or prior to the first anniversary of the Effective Time, if any, that arise from, relate to or result from the certain claims contained in that certain letter, dated as of February 2006, from Oracle to the Company, that the Company did not have sufficient licenses to cover its use of Oracle’s products, net of any insurance proceeds received by Parent, MergerCo or their respective successors and assigns in connection with such losses (such losses, “Oracle Losses”), such portion not to exceed, in the aggregate, the Oracle Escrow Amount, (b) beginning on March 1, 2007 and on the first of each month thereafter until the earlier of (i) September 1, 2008 (the “End of Term”) or (ii) the date during the period between the Effective Time and the End of Term on which the Surviving Company, Parent or any Affiliate enters into a sublease for rental income for that certain space on the second floor of the Company’s Waltham office, $12,000 per month of the Sublease Escrow Amount (the “Monthly Sublease Payments”), and (c) at the End of Term that portion of the Sublease Escrow Amount equal to $234,000 less the total of all Monthly Sublease Payments actually delivered to Parent and less the aggregate sublease rental income received by the Surviving Company, Parent or any Affiliate for that certain space on the second floor of the Company’s Waltham office during the period between the Effective Time and the End of Term (the “Sublease Losses”). On

the first anniversary of the Effective Time, any portion of the Oracle Escrow Amount not constituting Oracle Losses will be distributed by the Escrow Agent to the stockholders of the Company based on each such stockholder’ pro rata share (as set forth opposite such stockholder’s name in column 6 of Exhibit A attached hereto). On any date during the period between the Effective Time and the End of Term on which the Surviving Company, Parent or any Affiliate enters into a sublease providing for sublease rental income for that certain space on the second floor of the Company’s Waltham office, an amount equal to the aggregate amount of the aggregate scheduled lease payments will be distributed by the Escrow Agent to the stockholders of the Company based on each such stockholder’ pro rata share (as set forth opposite such stockholder’s name in column 6 of Exhibit A attached hereto). In addition, on such date, in the event that the amount of such scheduled sub lease payments is greater than the remaining Sublease Escrow Amount, the Surviving Company, Parent or any Affiliate shall pay the difference to the stockholders of the Company based on each such stockholder’ pro rata share (as set forth opposite such stockholder’s name in column 6 of Exhibit A attached hereto).

For purposes of clarification, any Oracle Losses and Sublease Losses will be satisfied solely through the Oracle Escrow Amount and Sublease Escrow Amount, respectively, and in no event shall any stockholder of the Company be directly obligated to indemnify, defend, hold harmless, reimburse or otherwise pay to Parent, MergerCo or their respective successors and assigns for the amounts of any Oracle Losses or Sublease Losses.

Article VII - EMPLOYEE MATTERS

Section 7.1.  Employees; Benefits.

(a) Except for the persons set forth on Schedule 7.1, each of Parent and MergerCo shall ensure that all persons who were employed by the Company immediately preceding the Closing Date, including those on vacation, leave of absence or disability (the “Company Employees”), will remain employed by the Surviving Company in a comparable position on and immediately after the Closing Date, at not less than the same base rate of pay. For purposes of this Agreement, “Company Employees” does not include the persons set forth on Schedule 7.1. Neither Parent nor MergerCo shall, at any time prior to one hundred eighty (180) days after the Closing Date, effectuate a “mass layoff” as that term is defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”), or comparable conduct under any applicable state law, affecting in whole or in part any facility, site of employment, operating unit or employee of the Company without complying fully with the requirements of WARN or such applicable state law.

(b) To the extent that service is relevant for purposes of eligibility, vesting, calculation of any benefit, or benefit accrual under any employee benefit plan, program or arrangement established or maintained by Parent or MergerCo (other than any defined benefit pension plan) following the Closing Date for the benefit of Company Employees, such plan, program or arrangement shall credit such Company Employees for service on or prior to the Closing Date that was recognized by the Company for purposes of employee benefit plans, programs or arrangements maintained by the Company. In addition, with respect to any welfare benefit plan (as defined in Section 3(1) of ERISA) established or maintained by Parent or MergerCo following the Closing Date for the benefit of Company Employees, such plan shall waive any pre-existing condition exclusions and provide that any covered expenses incurred on or before the Closing Date by any Company Employee or by a covered dependent shall be taken into account for purposes of satisfying applicable deductible coinsurance and maximum out-of-pocket provisions after the Closing Date.

(c) This Section 7.1 is intended for the irrevocable benefit of, and to grant third party rights to, the Company Employees and shall be binding on all successors and assigns of Parent and the Company. Each of the Company Employees shall be entitled to enforce the covenants contained in this Section 7.1. Notwithstanding the foregoing, (i) nothing in this Agreement shall be interpreted or construed to confer upon the Company Employees any right with respect to continuance of employment by the Surviving Company or Parent, nor shall this Agreement interfere in any way with the right of the Surviving Company or Parent to terminate any employee’s employment at any time and (ii) nothing in this Agreement shall interfere in any way with the right of Parent to amend, terminate or otherwise discontinue any or all plans, practices or policies of Parent in effect from time to time.

Section 7.2. Conveyance Taxes; Costs. Parent shall be liable for and shall hold the Company harmless against any transfer, value added, excise, stock transfer, stamp, recording, registration and any similar taxes that become payable in connection with the Merger, and the applicable parties shall file such applications and documents as shall permit any such tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure.

Section 7.3. Books and Records; Insurance. Parent shall, and shall cause the Surviving Company to, until the seventh anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and to make the same available for inspection and copying by the stockholders of the Company or any representative of such Stockholders at the expense of the such stockholders during the normal business hours of Parent or the Surviving Company, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh anniversary of the Closing Date by Parent or the Surviving Company, without first advising the Stockholders’ Representative in writing and giving the Stockholders’ Representative, on behalf of the stockholders of the Company, a reasonable opportunity to obtain possession thereof.

Section 7.4. Officers’ and Directors’ Indemnification . The Company, Parent and MergerCo agree that all rights to exculpation and indemnification existing in favor of, and all limitations on the personal liability of, the directors, officers, employees of the Company

(“Indemnified Persons”) provided for in its Charter and by-laws as in effect as of the date hereof with respect to matters occurring prior to and through the Closing, and specifically including the transactions contemplated hereby, shall continue in full force and effect for a period of six (6) years from the Closing; provided, however, that all rights to indemnification in respect of any claims (each a “Claim”) asserted or made within such period shall continue until the disposition of such Claim. Following the Closing, Parent shall not, and shall not permit the Surviving Company to, amend or modify its Charter or by-laws or other organizational documents, as applicable, except as required by applicable law, if the effect of such amendment or modification would be to lessen or otherwise adversely affect the indemnification rights of such Indemnified Persons as provided therein, and Parent shall cause the Surviving Company to advance expenses to each such Indemnified Person in connection with any proceeding involving such Indemnified Person to the fullest extent so permitted upon receipt of any undertaking required by law or in the Charter or by-laws of the Company. In the event that the Company (or Surviving Company, as applicable) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the transferee of such properties or assets shall assume the obligations of the Company (or the Surviving Company, as applicable) under this Section 7.4. Prior to the Closing, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six (6) years following the Closing of the lesser of (i) $10 million of coverage or (ii) such amount of coverage that would cost the Company $70,000 in premiums for the aggregate period under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company. This Section 7.4 is intended to benefit each of the Indemnified Persons and their respective heirs and personal representatives, each whom shall be entitled to enforce the provisions hereof.

Article VIII - CONDITIONS TO CLOSING

Section 8.1. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement for the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived by the Company at or prior to the Effective Time:

(a) All covenants contained in this Agreement to be complied with by Parent and MergerCo on or before the Closing shall have been complied with in all respects except where the failure to so comply would not have a material adverse effect on either of Parent’s and MergerCo’s ability to perform its obligations under this Agreement, and the Company shall have received a certificate of each of Parent and MergerCo to such effect signed by a duly authorized officer of Parent or MergerCo, as applicable.

(b) Each of the representations and warranties of Parent and MergerCo contained in Article V shall be true and correct as of the Closing Date as though made on and as of the Closing Date; except as (i) would not, delay, hinder or prevent the consummation of the transactions contemplated by this Agreement by Parent or MergerCo, or (ii) would not have in the aggregate a material adverse effect on Parent or MergerCo or Parent’s or MergerCo’s ability to perform its obligations under this

Agreement; and each of Parent and MergerCo shall have delivered to the Company a certificate of its President and Chief Financial Officer dated as of the Closing Date to the effect that the statements set forth in this Section 8.1(b) above are true and correct.

(c) No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the transactions contemplated by this Agreement for the Closing illegal or otherwise restraining or prohibiting consummation of such transactions.

(d) This Agreement and the Escrow Agreement shall have been adopted and approved by the affirmative vote of the stockholders of the Company as required by the DGCL, the Charter and the bylaws of the Company.

(e) Each of Parent and MergerCo shall have executed a release of claims against the Company and its officers, directors and stockholders arising on or prior to the Effective Time and relating directly to the business of the Company, except for claims arising from or in connection with this Agreement or the Escrow Agreement.

Section 8.2. Conditions to Obligations of Parent and MergerCo. The obligations of Parent and MergerCo to consummate the transactions contemplated by this Agreement for the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived by Parent at or prior to the Effective Time:

(a) All covenants contained in this Agreement to be complied with by the Company on or before the Closing shall have been complied with in all material respects, except where the failure to so comply would not, individually or in the aggregate, have (A) a Material Adverse Effect or (B) a material adverse effect on the Company’s ability to perform their obligations under this Agreement, and Parent shall have received a certificate of the Company to such effect signed by a duly authorized officer thereof.

(b) Each of the representations and warranties of the Company contained in Article IV hereof shall be true and correct as of the Closing Date as though made on and as of the Closing Date except for such inaccuracies as would not, in the aggregate, have a Material Adverse Effect; and the Company shall have delivered to Parent a certificate of the Company’s President and Chief Financial Officer dated as of the Closing Date to the effect that the statements set forth in this Section 8.2(b) above are true and correct.

(c) No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement for the Closing illegal or otherwise restraining or prohibiting consummation of such transactions.

(d) The Company shall have paid all outstanding principal and accrued interest under the Credit Facility (as defined in Section 2.3(d)), and Lighthouse shall have acknowledged the termination of the warrants issued by the Company to Lighthouse in connection with the Credit Facility. Parent and MergerCo will cooperate with any reasonable request of the Company in connection with the repayment of such amounts and shall take such commercially reasonable actions as may be reasonably requested to facilitate such repayment and to facilitate the release, in connection with such repayment, of any mortgage, pledge, lien, conditional sale agreement, security title or other encumbrance securing such amounts.

(e) Each of the following Persons shall have executed a release of claims against the Company and its officers, directors and stockholders arising on or prior to the Effective Time except for claims arising from or in connection with (a) if applicable, any unpaid salary, bonuses and employee benefits earned by, or otherwise vested in, such Person as an employee of the Company and owed by the Company and (b) claims asserted against such Person by third parties for which such Person has rights to indemnification pursuant to the Charter or by-laws of the Company or any agreement with the Company or under applicable law: each senior manager of the Company named on Schedule 8.2(e) attached hereto, each member of the Company Board, and each stockholder of the Company named on Schedule 8.2(e) attached hereto.

(f) The Company shall have received the authorizations, orders, approvals and consents of Governmental Authorities and third parties described in Schedules 4.7(a) and 4.7(b) in form and substance reasonably satisfactory to Parent (subject to Section 6.4 above), except where the failure to so receive would not have (A) a Material Adverse Effect or (B) a material adverse effect on the Company’s ability to perform its obligations under this Agreement.

(g) This Agreement and the Escrow Agreement shall have been adopted and approved by the affirmative vote of the stockholders of the Company as required by the DGCL, the Charter and the bylaws of the Company.

Article IX - TERMINATION

Section 9.1.  Termination. This Agreement may be terminated:
 (a) at any time, by the mutual written consent of the Company, Parent and MergerCo;

(b) by the Company, if the Company is not then in material breach of any term of this Agreement, upon written notice to Parent, upon a material breach of any representation, warranty or covenant of Parent or MergerCo contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within five (5) business days after the giving of notice thereof by the Company to Parent;

(c) by Parent or MergerCo, if neither Parent nor MergerCo is then in material breach of any term of this Agreement, upon written notice to Company, upon a material breach of any representation, warranty or covenant of the Company contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within five (5) business days after the giving of notice thereof by Parent or MergerCo to the Company; and

(d) by Parent, MergerCo or the Company at any time after November 28, 2006, if the Closing has not occurred as of such date and the party seeking termination is not then in breach of any of the terms of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if on November 28 , 2006 any of the conditions to Closing set forth in Sections 8.2(d) - (g) have not been satisfied, then the Company shall have the right to extend such date to a date that is five (5) business days following the receipt of such agreements, approvals or consents by providing written notice of such election to the other party; provided, further, that, it is reasonably likely at such time that the Company will receive such agreements, approvals or consents in the foreseeable future.

Section 9.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no further liability or obligations hereunder on the part of any party hereto or their respective Affiliates except for the obligations of the parties pursuant to this Section 9.2 and Sections 6.2(b), 6.3, 6.7 and 10.4; provided, however, that nothing herein shall relieve either party from liability for any willful breach of this Agreement existing at the time of such termination.

Section 9.3. Waiver. At any time prior to the Effective Time, Parent, MergerCo and the Company may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.

Article X - GENERAL PROVISIONS

Section 10.1. Disclosure Schedules.

(a) Certain information set forth in the schedules to this Agreement (the “Schedules”) is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Parent, MergerCo or the Company, as applicable, in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Parent, MergerCo or the Company, as applicable.

(b) From time to time prior to the Closing Date, Parent, MergerCo or the Company, as applicable, shall amend or supplement the Schedules attached to this Agreement relating to any representation or warranty contained in Article IV, in the case of the Company or Article IV, in the case of Parent or MergerCo, with respect to any matter that, if existing or occurring at or prior to the Closing Date, would have been required to be set forth or described on such a Schedule or that is necessary to complete or correct any information in any representation or warranty contained in Articles IV or V, as applicable.

Section 10.2. Non-Survival of Representations, Warranties, Covenants and Agreements. Except for Sections 6.3, 7.1 and 7.4 and any covenant or agreement of the parties that by its terms contemplates performance after the Closing Date, none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date, and thereafter there shall be no liability on the part of any of Parent, MergerCo or the Company or any of their respective officers, directors or stockholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.

Section 10.3. Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, sent by overnight courier (providing proof of delivery), or via facsimile to the parties at the following addresses (or at such other address for a party as specified by like notice):

(a) if to the Company, to:

CentrePath, Inc.
265 Winter Street
Waltham, MA 02451
Attn: General Counsel
Facsimile: (781) 902-5200
with copy to:
Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attn: John R. LeClaire
Facsimile: (617) 523-1231

(b) If to Parent or MergerCo, to:
______________________________
______________________________
______________________________
Attn: _________________________
Facsimile:
with a copy to:
______________________________
______________________________
______________________________
______________________________
Attn: _________________________
Facsimile:

Section 10.4. Fees and Expenses. Except as provided otherwise herein, each of Parent and MergerCo, on the one hand, and the Company, on the other hand, shall bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

Section 10.5. Certain Definitions. For purposes of this Agreement:

(a) An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b) “GAAP” means U.S. generally accepted accounting principles, consistently applied;

(c) “Losses” of a Person means any and all losses, liabilities, damages, claims, awards, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees) actually suffered or incurred by such Person;

(d) “Material Adverse Effect” means a material adverse effect on the financial condition of the Company, taken as a whole, except for any such effects resulting from (i) this Agreement, the transactions contemplated hereby or the announcement thereof, (ii) changes in general economic or political conditions or the securities markets in general, (iii) changes, after the date of this Agreement, in conditions generally applicable to businesses in the same industries of the Company including (A) changes in laws generally applicable to such businesses or industry and (B) changes in GAAP or its application, or (iv) loss of business to Parent; and

(e) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

Section 10.6. Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 10.7. Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.8. Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Parent, MergerCo and the Company, or in the case of a waiver, the party waiving compliance.

Section 10.9. Entire Agreement; Severability. This Agreement (including the exhibits, schedules, documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. If any term, condition or other provision of this Agreement is found to be invalid, illegal or incapable of being enforced by virtue of any rule of law, public policy or court determination, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

Section 10.10. Third Party Beneficiaries. Except as expressly provided in this Agreement, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

Section 10.11. Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

Section 10.12. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by the parties hereto without the prior written consent of the Company, Parent and MergerCo. Any assignment in violation of the preceding sentence will be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.13. Consent to Jurisdiction. Each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of the State of Delaware for any claim, suit or proceeding arising under this Agreement.

Section 10.14. Dispute Resolution. Any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by arbitration conducted expeditiously in accordance with the Center for Public Resources Rules for Nonadministered Arbitration of Business Disputes (the “CPR Rules”). The Center for Public Resources shall appoint a neutral advisor from its National CPR Panel. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Boston, Massachusetts.

Such proceedings shall be administered by the neutral advisor in accordance with the CPR Rules as he/she deems appropriate, however, such proceedings shall be guided by the following agreed upon procedures:

(a) mandatory exchange of all relevant documents, to be accomplished within forty-five (45) days of the initiation of the procedure;

(b) no other discovery;

(c) hearings before the neutral advisor which shall not exceed three hours; such hearings to take place in one or two days at a maximum; and

(d) decision to be rendered not later than ten (10) days following such hearings.

Each of Parent, MergerCo and the Company (a) hereby unconditionally and irrevocably submits to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of enforcing the award or decision in any such proceeding and (b) hereby waives, and agrees not to assert in any civil action to enforce the award, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the civil action is brought in an inconvenient forum, that the venue of the civil action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of Parent, MergerCo and the Company hereby consents to service of process by registered mail at the address to which notices are to be given. Each of Parent, MergerCo and the Company agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against Parent, MergerCo or the Company in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction; provided, however, that any party may at its option bring suit, or institute other judicial proceedings, in any state or federal court of the United States or of any country or place where the other parties or their assets, may be found.

Section 10.15. Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

Section 10.16. Remedies. It is specifically understood and agreed that any breach of the provisions of this Agreement or any other agreement executed and delivered pursuant to this Agreement by any party hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law).

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IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase and Sale Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COMPANY:

CENTREPATH, INC

By:	/s/ Thomas A. Giacchetto
Name: Thomas A. Giacchetto
Title: Vice President and General Counsel

PARENT:

CAPITAL GROWTH SYSTEMS, INC.

By:	/s/ Thomas Hudson
Name: Thomas Hudson
Title: Chief Executive Officer

MERGERCO:

CGSI MERGERCO, INC.

By:	/s/ Thomas Hudson
Name: Thomas Hudson
Title: Chief Executive Officer